Exhibit 99.1

RepliGen	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115
FOR IMMEDIATE RELEASE

CONTACT: Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse VP Market Development (781) 419-1812

Repligen Reports Fourth Quarter and Fiscal Year 2007 Financial Results

WALTHAM, MA – June 7, 2007 – Repligen Corporation (NASDAQ: RGEN) today reported results for the fourth quarter and fiscal year 2007, ended March 31, 2007. Total revenue for fiscal year 2007 was $14,074,000 compared to total revenue of $12,911,000 for the fiscal year ended March 31, 2006, an increase of $1,163,000 or 9%. Total revenue for the year consisted primarily of Protein A and SecreFlo® product revenue and research revenue. Gross profit on product revenue for fiscal year 2007 was $9,459,000 (72%) compared to $8,978,000 (72%) for fiscal year 2006.

Operating expenses for the fiscal year ended March 31, 2007 were $15,899,000 compared to $14,131,000 in fiscal year 2006. This increase in operating expenses of $1,768,000 was primarily the result of increased clinical trial expenses, increased personnel and stock-based compensation expenses, which were offset by decreased external research expenses. The Company adopted Statement of Financial Accounting Standards No. 123R as of April 1, 2006. As a result, the Company recorded compensation expense for stock options awarded to employees in its Statement of Operations in fiscal year 2007. The total stock compensation expense recorded for the year ended March 31, 2007 was $837,000.

The net loss for fiscal year 2007 was $889,000 or $.03 per share, compared to a net profit for fiscal year 2006 of $697,000 or $.02 per share. Cash and marketable securities as of March 31, 2007 were $22,627,000 compared to $23,408,000 as of March 31, 2006.

“Our results for fiscal year 2007 are consistent with our goal to build a self-sustaining, integrated biopharmaceutical company,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We continue to execute on our strategy to build shareholder value through prudent business management in which the growing profits from current product sales enable us to develop our intellectual property and our pipeline of drug candidates without many of the financial risks typically associated with an emerging biotech company.”

Total revenue for the fourth quarter of fiscal year 2007 was $3,699,000 compared to $2,885,000 for the same period in fiscal year 2006, an increase of 28%. Gross profit on product revenue for the fourth quarter of fiscal year 2007 was $2,495,000 (73%) compared to $1,955,000 (69%) for the fourth quarter of fiscal year 2006. Operating expenses for the fourth quarter of fiscal year 2007 were $4,050,000 compared to $3,899,000, for the fourth quarter of fiscal year 2006. The net loss for the fourth quarter of fiscal year 2007 was $107,000 or $.00 per share, compared to a net loss of $820,000 or $.03 per share for the fourth quarter of fiscal year 2006.

Corporate Update

Secretin for Imaging of the Pancreas

In May, we reported positive results from a Phase 2 clinical trial to evaluate the use of RG1068, synthetic human secretin, as an agent to improve the assessment of pancreatic duct structures by magnetic resonance imaging (MRI). The study showed an improvement in sensitivity of detection of structural abnormalities of the pancreatic duct of approximately 20% with no loss in specificity, consistent with prior data and expectations. In addition, the study showed highly significant increases in the following three assessments: physician confidence in their ability to identify structural abnormalities, the number of pancreatic duct segments visualized and improvement in the overall quality of the MRI images. Detailed visual assessment of the pancreatic ducts and identification of structural abnormalities is important in the assessment, diagnosis and treatment of diseases such as acute and chronic pancreatitis.

Uridine for Bipolar Depression

We are currently conducting a Phase 2 clinical trial of RG2417, an oral formulation of uridine, in bipolar depression. This is a multi-center study in which approximately 80 patients will receive an oral formulation of uridine or a placebo for 6 weeks. We have completed enrollment in this study and we expect to have results in the fall.

Transcription Activators for Friedreich’s Ataxia

In April, we entered into an exclusive commercial license with The Scripps Research Institute for intellectual property covering compounds, which may have utility in treating Friedreich’s ataxia. Friedreich’s ataxia is an inherited neurodegenerative disease in which low levels of the protein frataxin result in progressive damage to the nervous system and loss of muscle function. Research in tissues derived from patients as well as in mice indicates that the licensed compounds increase production of the protein frataxin, which suggests potential utility of these compounds in slowing or stopping progression of the disease. There is currently no treatment for Friedreich’s ataxia.

Commercial Products

In June, we announced that we have expanded our longstanding relationship with Applied Biosystems by entering into a four-year supply agreement for recombinant Protein A. Repligen is the world’s leading supplier of recombinant Protein A, a consumable used in the manufacture of monoclonal antibodies, the largest and fastest growing class of drug in the biopharmaceutical industry.

Quarterly Conference Call

Walter C. Herlihy, Ph.D., will host a conference call and webcast on Thursday, June 7th at 11:00 a.m. EDT, to review fourth quarter and fiscal year 2007 financial results and to provide a quarterly update of the Company. This call can be accessed via Repligen’s website at www.repligen.com or you may listen to the live broadcast by calling (866) 831-6234 for domestic calls and (617) 213-8854 for international calls. Participants must provide the following passcode: 86421181.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for diseases that affect the central nervous system. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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SELECTED FINANCIAL DATA

Operating Statement Data:
	Three months ended March 31,		Years ended March 31,
	2007	2006	2007	2006
Revenue:
Product revenue	$3,397,000	$2,843,000	$13,074,000	$12,529,000
Other revenue	302,000	42,000	1,000,000	382,000

Total revenue	3,699,000	2,885,000	14,074,000	12,911,000

Operating expenses:
Cost of product revenue	902,000	888,000	3,615,000	3,551,000
Research and development	1,452,000	1,413,000	5,924,000	5,163,000
Selling, general and administrative	1,696,000	1,598,000	6,360,000	5,417,000

Total operating expenses	4,050,000	3,899,000	15,899,000	14,131,000

Loss from operations	(351,000)	(1,014,000)	(1,825,000)	(1,220,000)

Interest expense	(3,000)	(3,000)	(11,000)	(3,000)
Investment income	247,000	197,000	947,000	750,000
Other income	—	—	—	1,170,000

Net income (loss)	$(107,000)	$(820,000)	$(889,000)	$697,000

Earnings Per Share:
Basic and diluted	$—	$(0.03)	$(0.03)	$0.02

Weighted average shares outstanding:
Basic	30,420,000	30,202,000	30,379,000	30,125,000

Diluted	30,420,000	30,202,000	30,379,000	30,691,000

	As of March 31, (In thousands)
	2007	2006
Balance Sheet Data:
Cash and marketable securities*	$22,627	$23,408
Working capital	22,394	18,575
Total assets	29,076	28,599
Long-term obligations	200	231
Accumulated deficit	(157,683)	(156,794)
Stockholders’ equity	25,538	25,433

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.